EXHIBIT 99

                    INTERNATIONAL BUSINESS MACHINES CORPORATION
                            AND SUBSIDIARY COMPANIES
                       CONSOLIDATED STATEMENT OF OPERATIONS(1)
                         SUPPLEMENTAL SCHEDULE (UNAUDITED)

(Dollars in millions)                Three Months Ended        Six Months Ended
                                          June 30                  June 30
                                    -------------------     --------------------
                                       1994      1993          1994        1993
                                    --------   --------     --------    --------
Revenue:
   Hardware sales                   $  7,695    $ 7,459     $ 13,963    $ 13,145
   Software                            2,726      2,715        5,309       5,236
   Services                            2,293      1,853        4,128       3,368
   Maintenance                         1,796      1,857        3,564       3,661
   Rentals and financing                 841      1,069        1,760       2,156
                                    --------   --------     --------    --------
                                      15,351     14,953       28,724      27,566
Cost:
   Hardware sales                      5,137      5,153        9,517       9,181
   Software                            1,021      1,033        1,985       1,969
   Services                            1,844      1,535        3,400       2,670
   Maintenance                           904        862        1,775       1,781
   Rentals and financing                 341        429          707         901
                                    --------    -------     --------    --------
                                       9,247      9,012       17,384      16,502
                                    --------    -------     --------    --------
Gross Profit                           6,104      5,941       11,340      11,064
Operating Expenses:
   Selling, general and
    administrative                     3,935      4,480        7,466       8,556
   Research, development and
    engineering                        1,091      1,376        2,192       2,732
   Restructuring charges                  --         --           --          --
                                    --------    -------     --------     -------
                                       5,026      5,856        9,658      11,288

Operating Income (Loss)                1,078         85        1,682        (224)
Other Income, principally interest       479        154          887         345
Interest Expense                         364        322          777         627
                                    --------    -------     --------     -------
Earnings (Loss) before Income Taxes    1,193        (83)       1,792        (506)
Income Tax Provision (Benefit)           504        (24)         768        (134)
                                    --------    -------     --------     -------
Net Earnings (Loss) before change in
  accounting principle                   689        (59)       1,024        (372)
Cumulative effect of change in
  accounting for postemployment
  benefits                                --         --           --          --
                                    --------    -------     --------     -------
Net Earnings (Loss)                      689        (59)       1,024        (372)
Preferred stock dividends                 21          5           42           5
                                    --------    -------     --------     -------
Net Earnings (Loss) applicable to
  common shareholders               $    668    $   (64)    $    982     $  (377)
                                    ========    =======     ========     =======

                                                               EXHIBIT 99

                    INTERNATIONAL BUSINESS MACHINES CORPORATION
                            AND SUBSIDIARY COMPANIES
                        CONSOLIDATED STATEMENT OF OPERATIONS - (CONTINUED)(1)
                         SUPPLEMENTAL SCHEDULE (UNAUDITED)

(Dollars in millions except          Three Months Ended        Six Months Ended
 for per share amounts)                   June 30                  June 30
                                    -------------------     --------------------
                                       1994      1993         1994        1993
                                    --------   --------     ---------    -------
Per share of common stock amounts
 after preferred stock dividend:

 Before change in accounting
  principle                         $  1.14    $ (0.11)     $  1.68       $ (0.66)


 Cumulative effect of change in
  accounting for income taxes            --         --           --            --
                                    -------    -------      -------       -------
 Net Earnings (Loss)                $  1.14    $ (0.11)     $  1.68       $ (0.66)
                                    =======    =======      =======       =======

 Average number of common
  shares outstanding (millions)       584.0      570.2        583.1         570.4

(1) Supplemental information provided for comparative purposes.
       1994 excludes effects of the sale of FSC and writedown of software. 1993 excludes $8.9 billion restructuring charges, cumulative effect of implementing SFAS 112, and FSC results.






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